MAXTOR CORPORATION


                                                  EXHIBIT 11.1




                  COMPUTATION OF NET LOSS PER SHARE
             For the Three Months and Six Months Ended
             September 30, 1995 and September 24, 1994

               (In thousands, except per share data)





                          Three months ended      Six Months Ended
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                          Sept. 30,  Sept. 24,   Sept. 30,  Sept. 24,
                            1995       1994        1995       1994
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PRIMARY & FULLY DILUTED

Weighted average number
 of common shares
 outstanding during
 the period                 52,866     50,256       52,476     50,091
                          =========  =========    =========  =========

Net loss                  $(44,488)  $(54,717)    $(58,315)  $(66,906)
                          =========  =========    =========  =========

Net loss per share        $  (0.84)  $  (1.09)    $  (1.11)  $  (1.34)
                          =========  =========    =========  =========